Paradigm                                                         20 August 1998
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                      PLEASE READ THIS BEFORE DISCARDING!!!


Dear Valued Shareholder:

You are receiving this letter, and another proxy card, because you are shown as the owner of record of Paradigm Technology common stock June 19, 1998. Our records show that as of August 17, 1998 your vote had not yet been cast or confirmed on the pending merger between Paradigm and IXYS.

Only the holders of common stock of Paradigm on June 19, 1998 are eligible to vote on the issue of the merger with IXYS Corporation. Regardless of the number of preferred shares held by the preferred shareholders- they cannot vote those shares unless they had converted to common stock prior to that date. Even if you have since sold your shares, we still need your vote and ask that you take the time to vote FOR all the items on the ballot.

YOUR VOTE ON THIS MERGER COUNTS AND VOTING IS THE ONLY WAY TO RETAIN ANY SHAREHOLDER VALUE.

Brokers hold about 93% of Paradigm's stock in street name. This means that reaching everyone and assuring that the absolute majority is reached on the change of control propositions on the merger will be very difficult. Since this letter has actually reached you, a shareholder of record, please take the time to read this note and to vote your shares.

You may be aware that we've had to adjourn the shareholder meeting twice due to insufficient voting. The shareholder meeting is now scheduled to reconvene on August 25, 1998 at Paradigm's headquarters in Milpitas. Since it is unlikely that we will achieve the absolute majority by that date- PLEASE VOTE YOUR SHARES REGARDLESS OF THE DATE YOU RECEIVE THIS LETTER. We will have the option to adjourn the meeting once again if insufficient votes are received.

The original proxy document was very complex and long. Simply put, the critical issues in front of you are:

- Issue sufficient Paradigm share to IXYS shareholders as part of the merger agreement (proposals 1 and 3). Paradigm will issue shares to IXYS resulting in a valuation of one hundred and fifty million dollars based on the 10 day closing average fixed on July 31, 1998 of approximately 83.4 cents per share.

- Implement a reverse split which is necessary to keep the price of the stock in the listable range, so that the combined company may be listed on NASDAQ, which is a necessary condition of the merger (proposal 2).

     - There has been a great deal of concern on this reverse split based on the market response to the previous reverse split in May. That split was necessary to maintain our listing within the criteria of the NASDAQ small cap. Maintaining that listing is a necessary part of the merger.

- Once the merger is consummated the name of the company will be changed from Paradigm to IXYS. (proposal 4)

There are good reasons for both Paradigm and IXYS to consummate this merger relative to growing the business for both companies. From Paradigm's side, as clearly stated in the Registration Statement on Form S4 filed and deemed effective (and originally mailed to each shareholder of record), on page 19, regarding the risks relating to the business of Paradigm-

         "Paradigm's recent operations have consumed substantial amounts of cash and have generated net losses. Paradigm believes that it will require additional cash infusions. . . There can be no assurance that additional financing . . . will be on terms acceptable to Paradigm."

On page 102-103 covering alternatives:

         "Paradigm's independent accountant's opinion on Paradigm's December 31, 1997 financial statements includes an explanatory paragraph indicating that these matters raise a substantial doubt about Paradigm's ability to continue as a growing concern."

         "Management's plans for Paradigm's continued existence is to consummate the pending merger with IXYS Corporation."

THE MERGER IS IN FACT THE ONLY ALTERNATIVE THAT IS OPEN TO RETAIN ANY SHAREHOLDER VALUE. IF THE MERGER WITH IXYS DOES NOT OCCUR PARADIGM WILL HAVE LITTLE EFFECTIVE RECOURSE OTHER THAN LIQUIDATION.

To save you time and effort we are offering a convenient way to vote your shares by phone or by the Internet if your broker permits. Simply call the toll-free number on the top of the voting form or alternatively, please sign and date the card and mail it back today.

Your vote counts. I sincerely hope that this communication clearly conveys Paradigm's position on the merger, and perhaps makes a very confusing situation clearer.

                                             Urgently,

                                             /s/ Richard M. Morley

                                             Richard M. Morley
                                             Acting President and CEO

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